Exhibit 10.17
PROLOGIS
EXECUTIVE DEFERRED COMPENSATION PLAN
SECTION 1
General
     1.1. History, Purpose and Effective Date. ProLogis has previously permitted its executives to defer payment and/or settlement of certain awards made pursuant to the ProLogis 1997 Long-Term Incentive Plan, the ProLogis 2000 Long-Term Incentive Plan and predecessor plans thereto (such plans and any successor plans being referred to herein collectively as the “LTIP”), which deferrals have been documented through deferral forms and other documentation (which documents are collectively referred to herein as the “Plan”). The following provisions constitute an amendment, restatement and continuation of the Plan effective as of December 31, 2008 (the “Effective Date”) in the form of the “ProLogis Executive Deferred Compensation Plan”. The Plan is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or to be subject to Part 2, 3 or 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is intended that the provisions of the Plan conform to the requirements of section 409A of the Code and the Plan will be interpreted in all respects in accordance with such requirements. Any references in the Plan to section 409A of the Code include references to applicable guidance issued thereunder. To the extent that any settlements or payments hereunder are to be made in the form of common shares of beneficial interest of ProLogis (“Common Shares”), the Plan shall form a part of the applicable LTIP under which the deferred award was granted and any Common Shares issued hereunder shall be issued under the applicable LTIP.
     1.2. Related Companies. The term “Related Company” means any corporation or trade or business during any period which it is, along with ProLogis, a member of a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code; provided, however that whether a corporation, trade or business is a Related Company shall be determined by substituting “more than 50 percent” for “at least 80 percent” where applicable with respect to sections 414(b) and 414(c).
     1.3. Plan Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Management Development and Compensation Committee of the Board of Trustees of ProLogis (the “Board”) or such other person or committee that has the authority to administer awards made under the LTIP (the “Administrative Committee”). Any interpretation of the Plan by the Administrative Committee or its delegate and any decision made by the Administrative Committee or its delegate on any other matter within its discretion is final and binding on all persons. Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Administrative Committee determines that the applicant is entitled to them pursuant to the terms of the Plan.

     1.4. Non-Alienation. No right to receive payments hereunder shall be transferable or assignable by a Participant or a beneficiary, except by will or by the laws of descent and distribution.
     1.5. Source of Benefits. The amount of any benefit payable under the Plan in cash will be paid from the general assets of ProLogis. ProLogis’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of the general creditors of ProLogis; provided, however, that nothing in this Plan shall require ProLogis to establish any trust to provide benefits under the Plan. No Participant or other individual entitled to benefits under the Plan shall have any right, title or interest whatsoever in any assets of ProLogis or any Related Company or to any investment reserves, accounts or funds that ProLogis may purchase, establish or accumulate to aid in providing the benefits under the Plan. Nothing contained in the Plan and no action taken pursuant to its provisions shall create a trust or fiduciary relationship of any kind between ProLogis and an employee, trustee or any other person. Neither a Participant nor a beneficiary of a Participant shall acquire any interest greater than that of an unsecured creditor.
     1.6. Notices. Any notice or document required to be given to or filed with ProLogis or the Administrative Committee shall be considered to be given or filed if mailed by registered or certified mail, postage prepaid, to the Secretary of ProLogis, at ProLogis’s principal executive offices.
     1.7. Applicable Law. The Plan shall be construed and administered in accordance with the internal laws of the State of Maryland.
     1.8. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
     1.9. Plan Year. The Plan Year shall be the calendar year.
     1.10. Action by ProLogis and Related Companies. Any action required or permitted to be taken under the Plan by ProLogis or any Related Company that is a corporation or real estate investment trust, shall be by resolution of its board of directors or board of trustees, as applicable, or by a person or persons authorized by its board of directors or board of trustees, as applicable. Any action required or permitted to be taken by a Related Company which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.
     1.11. Supplements. The provisions of the Plan as applied to any Related Company or to any group of employees or trustees may, with the consent of ProLogis, be modified or supplemented from time to time by the adoption of one or more Supplements. Each Supplement shall form a part of the Plan as of the Supplement’s effective date. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.

SECTION 2
Participation
     2.1. Participation. The Administrative Committee shall establish from time to time the class of management or highly compensated employees who have received an award under the LTIP and who shall be eligible to participate in the Plan; provided, however, that the class of eligible employees shall be limited to employees who are members of a select group of management or highly compensated employees within the meaning of section 401(a)(1) of ERISA. Each person who is a member of the Board, who is not an employee of ProLogis or any Related Company and who has received an award under the LTIP that is eligible for deferral under the Plan is also eligible to participate in the Plan. An eligible employee or trustee shall become a “Participant” in the Plan on January 1, 2009 if he has a Deferral Election (as defined in subsection 3.1) in effect as of December 31, 2008 or the first day thereafter on which his Deferral Election first becomes irrevocable in accordance with the provisions of the Plan.
     2.2. Plan Not Contract of Employment or Continued Service. The Plan does not constitute a contract of employment or continued service, and nothing in the Plan will give any Participant either the right to be retained in the employ or continued service of ProLogis or any Related Company, or any right or claim to any benefit under the Plan, except to the extent specifically provided under the terms of the Plan.
SECTION 3
Deferrals
     3.1. Deferral Elections. Subject to such additional terms, conditions and limitations as the Administrative Committee may from time to time impose and the terms and conditions of the Plan (including the Administrative Committee’s determination as to whether an LTIP award may be deferred under the Plan), an eligible employee or trustee may, by filing a “Deferral Election” in accordance with the terms of the Plan, make an irrevocable election to defer settlement of any award made under the LTIP (each an “LTIP Award”); provided, however, that in no event will any Deferral Election be given effect with respect to a stock option or stock appreciation right. An individual’s Deferral Election applicable to one LTIP Award shall not apply to any other LTIP Award; provided, however, that, subject to the Participant’s right under the Plan to modify his Deferral Election, the Payment Form and Payment Date (each as defined in subsection 5.1) elected by the individual in his first Deferral Election under the Plan (or, if applicable, the Deferral Election that was on file as of December 31, 2008) shall apply to the Participant’s entire Account balance. Deferral Elections shall be in writing, shall be filed with the Administrative Committee at such time and in such manner as the Administrative Committee shall provide and, to the extent permitted by the Administrative Committee, may apply to all or any portion of the LTIP Award; provided, however, that the following shall apply with respect to all Deferral Elections under the Plan:

(a)	Except as otherwise provided in this subsection 3.1, a Deferral Election with respect to any LTIP Award shall be filed no later than December 31 of the Plan Year preceding the Plan Year in which the LTIP Award is granted and shall be irrevocable as of such December 31 (or such earlier date specified by the Administrative Committee).

(b)	If, and to the extent that, the LTIP Award requires the Participant to continue to provide services for a period of at least 12 months from the date the LTIP Award is granted in order to be vested in the LTIP Award, the Deferral Election shall be filed no later than the 30th calendar day after the date on which the LTIP Award is granted and at least 12 months prior to the earliest date on which the LTIP Award would otherwise vest. For purposes of the foregoing, an LTIP Award shall not be treated as failing the requirement that the Participant perform services for at least 12 months after the LTIP Award is granted merely because the LTIP Award would immediately vest on death, disability (within the meaning of section 409A of the Code) or a change in control event with respect to the Participant (within the meaning of section 409A of the Code); provided, however, that if one of such earlier vesting conditions occurs, the Deferral Election shall only be given effect if it was otherwise made in accordance with this subsection 3.1 without regard to this paragraph (b). Any Deferral Election made pursuant to this paragraph (b) shall be irrevocable as of the date it is filed with the Administrative Committee.

(c)	If a Participant is granted an LTIP Award after the first day of a Plan Year and in the first year in which the Participant is eligible to participate in the Plan (determined in accordance with section 409A of the Code, e.g., taking into account eligibility under any other plan that is required to be aggregated with the Plan under section 409A of the Code), the Deferral Election may be filed no later than the 30th calendar day after the date on which the Participant first becomes eligible to participate in the Plan and shall be irrevocable as of the date on which it is filed with the Administrative Committee; provided, however, that any Deferral Election filed pursuant to this paragraph (c) shall be effective only with respect to compensation attributable to services performed for periods after the date on which the Deferral Election is filed with the Administrative Committee.

(d)	The Administrative Committee may permit Deferral Elections to be made with respect to LTIP Awards in accordance with other rules provided the timing of such Deferral Elections comply with section 409A of the Code.
     3.2. Hardship Withdrawal Under Qualified Plan. If a Participant receives a hardship withdrawal from a qualified retirement plan of ProLogis or any Related Company and, as a result of such withdrawal, is precluded by the terms of the qualified retirement plan from making deferrals under the Plan, then the Participant’s Deferral Election shall be cancelled and any future Deferral Elections by such Participant shall be subject to the provisions of subsection 3.1.

SECTION 4
Plan Accounting
     4.1. Accounts. The Administrative Committee shall establish an “Account” for each Participant. The Administrative Committee may establish such subaccounts within each Account as the Administrative Committee determines appropriate to facilitate administration of the Plan.
     4.2. Adjustment of Accounts. The Account of each Participant shall be adjusted as follows:
(a)	As of the effective date of the deferral with respect to an LTIP Award, the Participant’s Account shall be credited with that number of “share units” equal to the number of Common Shares subject to the LTIP Award (or portion thereof) that the Participant elected to defer as of such date in accordance with his Deferral Election.

(b)	As of the effective date of any distribution to the Participant in accordance with the terms of the Plan, the Participant’s Account shall be debited with the number of share units, if any, distributed to such Participant as of such date from his Account.

(c)	If the LTIP Award provides for the crediting of dividends (or dividend equivalent units), the Participant’s Account shall be credited with such dividends or dividend equivalent units as set forth in the applicable award agreement which shall be considered part of the Plan.

(d)	If any portion of the LTIP Award is forfeited, as of the date on which the LTIP Award is forfeited the Participant’s Account shall be debited with the number of share units that correspond to the portion of the LTIP Award that is forfeited.
For purposes of the Plan, the term “Fair Market Value” shall have the same meaning as under the applicable LTIP under which the LTIP Award was made.
     4.3. Vesting. A Participant shall become vested in the LTIP Award (including dividend equivalent units thereon) as specified in the LTIP Award and the Participant shall be vested in the portion of his Account attributable to deferrals of such LTIP Award at the same time and in accordance with the same terms and conditions as apply to the LTIP Award. Any portion of the Participant’s Account which is not vested as of the Payment Date (as defined in subsection 5.2) shall be forfeited as of the Payment Date (or, if earlier, the date on which the LTIP Award (or applicable portion thereof) is forfeited).

SECTION 5
Payment of Deferred Amounts
     5.1. Time and Form of Payment. Subject to the provisions of subsections 5.2 and 5.3, the following provisions of this subsection 5.1, and the other terms and conditions of the Plan, the following shall apply with respect to distribution of the Participant’s Account:
(a)	Payment of a Participant’s Account balance, determined as of the last day of the month immediately preceding the Payment Date (as defined below) shall be made (or shall begin to be distributed) to the Participant as of the permitted Payment Dates and in the permitted Payment Form, each as elected by the Participant in his first Deferral Election under the Plan (or, with respect to any person who was a Participant in the Plan immediately prior to January 1, 2009, as elected in the Deferral Election on file with respect to the Participant on December 31, 2008).

(b)	For purposes of the Plan, (i) permissible “Payment Forms” are (A) a lump sum payment or (B) a series of annual installments for a period not to exceed five years, and (ii) permissible “Payment Dates” are (A) a specified date occurring after the date on which the LTIP Award would otherwise vest, (B) the first January occurring after the date on which the Participant’s employment or service as a trustee with ProLogis and all Related Companies terminates for any reason (the “Termination Date”), or (C) the earlier of the dates described in clause (ii)(A) or (ii)(B).

(c)	Notwithstanding the provisions of paragraph 5.1(b), a Participant who is a Participant in the Plan as of December 31, 2008 and who files a “Special Payment Election” with the Administrative Committee on or prior to December 31, 2008, shall be permitted to elect payment of all or a portion of his vested Account balance in a lump sum as of a specified date in calendar year 2009. No Special Payment Election made pursuant to this paragraph 5.1(c) shall (i) accelerate into 2008 payment of any amount that would have otherwise been paid after 2008 or (ii) defer into a year after 2008 payment of any amount that would otherwise have been paid prior to 2009.

(d)	If no Payment Date is specified in a Participant’s first Deferral Election (or, if applicable, the Deferral Election on file as of December 31, 2008), the Participant shall be deemed to have elected the Payment Date set forth in clause 5.1(b)(ii)(B). If no Payment Form is specified in a Participant’s first Deferral Election (or, if applicable, the Deferral Election on file as of December 31, 2008), the Participant shall be deemed to have elected a lump sum as the Payment Form. Payments under the Plan shall be made (or shall begin) as soon as practicable (but in no event more than 30 days) after the applicable Payment Date.

(e)	If payment of any portion of the Participant’s Account balance is to be made in the form of installment payments, the installment payment for the year in which the Payment Date occurs shall begin as soon as practicable (but not more than 30 days) after the Participant’s Payment Date and any subsequent annual installments shall be paid in the calendar year following the calendar year in which the Payment Date occurs (at such time during such year as determined by the Administrative Committee). The amount of each installment payment shall be equal to the portion of the Participant’s Account balance that is to be paid in the form of installments, determined as of the last day of the month immediately prior to the date as of which the installment payment is to be made, divided by the number of installments remaining to be made, including the then current installment. For purposes of section 409A of the Code, installment payments shall be treated as one payment.

(f)	Unless the Administrative Committee determines otherwise, share units shall be paid in the form of Common Shares, with the Participant receiving one Common Share for each share unit distributed. Any fractional share units shall be paid in cash.
     5.2. Changes to Time and Form of Payment. From and after the Effective Date, a Participant may change the Payment Date and/or Payment Form (including any Payment Date or Payment Form established pursuant to a deemed election pursuant to subsection 5.1) once during his period of participation in the Plan after the Effective Date by filing an election with the Administrative Committee. Notwithstanding any other provision of the Plan to the contrary, any such election to change the Payment Time and/or Payment Form (a) shall not be effective until the date that is 12 months following the date on which it is filed with the Administrative Committee and (b) shall be effective only if it is filed with the Administrative Committee at least 12 months prior to the date on which payments are otherwise to be made (or begin) under the Plan (i.e., the date on which the first payment of the Participant’s Account is otherwise scheduled to begin pursuant to subsection 5.1). If a Participant files an effective change to the Payment Date and/or Payment Form pursuant to this subsection 5.2, payment of the Participant’s Account balance shall be distributed in accordance with the new payment election and such payments shall be made (or shall commence) as soon as practicable (but in no event more than 30 days) after the date which is fifth anniversary of the date on which payment was to commence under the Participant’s prior Deferral Election (the “Deferred Commencement Date”). The amount of each distribution that is payable on or after the Deferred Commencement Date shall be determined in accordance with subsection 5.1 by substituting the Deferred Commencement Date for the Payment Date in such subsection 5.1
     5.3. Accelerated Payments. In the event of the Participant’s death prior to payment of his entire Account balance, payment of the remaining Account balance shall be made in a lump sum to the beneficiary or beneficiaries designated by the Participant in writing filed with the Administrative Committee in accordance with subsection 5.4, which payment shall be made as soon as practicable (but not more than 30 days) after the Participant’s death. If a Change in Control (as defined in the Company’s 2006 LTIP) occurs prior to payment of a Participant’s entire Account balance and if the Change in Control is a change in control event (within the meaning of section 409A of the Code) with respect to the Participant, payment of the remaining Account balance shall be made to the Participant in a lump sum as soon as practicable (but not more than 30 days) after the Change in Control.
     5.4. Beneficiary Designation. Each eligible employee or trustee and each Participant may, from time to time by signing a form furnished by the Administrative Committee, designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of his benefits. A beneficiary designation form will be effective only when the signed form is filed with the Administrative Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a deceased Participant failed to designate a beneficiary as provided above, or if the designated beneficiary of a deceased Participant died before him, his benefits shall be paid in accordance with the following order of priority: (a) to his surviving spouse, if any; (b) to his surviving children in equal shares; or (c) the estate of the last to die of the Participant or his designated beneficiary.
     5.5. Withholding for Tax Liability. ProLogis may withhold or cause to be withheld from any amount otherwise due to the Participant or subject to a Deferral Election under the Plan or any payment of benefits made pursuant to the Plan any taxes required to be withheld and such sum as ProLogis may reasonably estimate to be necessary to cover any taxes for which ProLogis or a Related Company may be liable and which may be assessed with regard to such deferrals or payments under the Plan. Notwithstanding the foregoing, withholding of amounts otherwise subject to a Deferral Election under the Plan shall be limited to (a) the amount required to pay the tax imposed by the Federal Insurance Contributions Act (“FICA”) under sections 3101, 3121(a) and 3121(v) of the Code on compensation deferred under the Plan (the “FICA Amount”), and (b) income tax imposed under section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and to pay the additional income tax attributable to the pyramiding of wages under section 3401 and taxes. Notwithstanding the foregoing, the total amount of withholding pursuant to the preceding sentence shall not exceed the aggregate FICA Amount and the income tax withholding related to such FICA Amount.
     5.6. Claims for Benefits. The Administrative Committee shall establish procedures pursuant to which Participants may make claims for benefits under the Plan and appeal the denial of claims. Any procedures established by the Administrative Committee shall be in compliance with the applicable requirements of ERISA.
     5.7. Special 409A Rules. Notwithstanding any other provision of the Plan to the contrary, if any payment hereunder is subject to section 409A of the Code, if such payment is to be paid on account of the Participant’s separation from service (within the meaning of Section 409A of the Code) and if the Participant is a specified employee

(within the meaning of Section 409A(a)(2)(B) of the Code), such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service (or, if later, the date on which such payment is otherwise to be paid under the Plan). Any payment which is to be made as of the first day of the seventh month following separation from service shall be made no later than 30 days after such date. In all cases, whether a Participant has had a Termination Date or other separation from service for purposes of the Plan shall be determined in accordance with the requirements of section 409A of the Code relating to separations from service by applying the applicable default provisions.
     5.8. Adjustments on Recapitalization. In the event of a corporate transaction involving ProLogis, the Administrative Committee shall adjust share units credited to Participants’ Accounts when an equitable adjustment is required to preserve the benefits or potential benefits thereof and the Administrative Committee may adjust share units in other situations (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares). Action by the Administrative Committee may include, in its sole discretion: (a) adjustment of the number and kind of shares which may be delivered under the Plan; and (b) any other adjustments that the Administrative Committee determines to be equitable.
     5.9. Compliance with Securities and Other Laws. In no event shall ProLogis be required to issue Common Shares to any person in settlement of a Participant’s Account if the issuance thereof would constitute a violation by either the Participant or ProLogis of any provision of any law or regulation of any governmental authority or any national securities exchange. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Shares, the transfer of such Common Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
SECTION 6
Amendment or Termination
     6.1. Administrative Amendments. The Administrative Committee may make minor or administrative amendments to the Plan that do not significantly increase the benefits provided under the Plan.
     6.2. Amendments and Termination. ProLogis may amend or, subject to the requirements of section 409A of the Code, terminate the Plan at any time. If permitted by applicable law, including section 409A of the Code, and if determined by ProLogis at the time of termination of the Plan, Participants’ Account balances may be distributed in a lump sum notwithstanding the provisions of any Deferral Election.

     6.3. Successors. The obligations of ProLogis under the Plan shall be binding upon any assignee or successor in interest thereto. ProLogis shall not merge or consolidate with any other corporation or entity, or liquidate or dissolve, without making suitable arrangement for the payment of any benefits payable under the Plan.